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                                                          OMB APPROVAL
                                                      --------------------------
                             UNITED STATES             OMB Number:  3235-0145
                  SECURITIES AND EXCHANGE COMMISSION   Expires:November 30, 1999
                          WASHINGTON, D.C. 20549       Estimated average burden
                                                       hours per response  14.90
                                                      --------------------------

                                  SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                 PETS.COM, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   71676K109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  JULY 13, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

   Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      [_] Rule 13d-1(b)
      [X] Rule 13d-1(c)
      [_] Rule 13d-1(d)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (11-99)
                                Page 1 of 8 pages

CUSIP NO. 71676K109              Schedule 13G                  Page 2 of 8 Pages


   1.  Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

       Discovery.com, Inc.
       52-2222246
--------------------------------------------------------------------------------


   2. Check the Appropriate Box if a Member of a Group (See Instructions) NOT APPLICABLE

       (a) [ ]
       (b) [ ]
--------------------------------------------------------------------------------


   3.  SEC Use Only

--------------------------------------------------------------------------------


   4.  Citizenship or Place of Organization

       DELAWARE
--------------------------------------------------------------------------------


Number of        5. Sole Voting Power          286,805  Shares
Shares Bene-        ------------------------------------------------------------
ficially         6. Shared Voting Power        3,700,587  Shares
Owned by Each       ------------------------------------------------------------
Reporting        7. Sole Dispositive Power      286,805  Shares
Person With:        ------------------------------------------------------------
                 8. Shared Dispositive Power   3,700,587  Shares
                    ------------------------------------------------------------


   9.  Aggregate Amount Beneficially Owned by Each Reporting Person
       3,997,392 Shares(1)
--------------------------------------------------------------------------------


   10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

       [ ]
--------------------------------------------------------------------------------


   11. Percent of Class Represented by Amount in Row (11)

       13.7% (BASED ON 29,224,236 TOTAL SHARES OUTSTANDING AS OF JUNE 7, 2000)
--------------------------------------------------------------------------------


   12. Type of Reporting Person (See Instructions)

       CO
--------------------------------------------------------------------------------

--------------------
(1)Represents (i) 286,805 shares of common stock of the issuer owned directly by Discovery.com, Inc. and (ii) 3,700,587 shares of common stock of the Issuer owned directly by PLDC, Inc. (f/k/a PetStore.com, Inc.), a Delaware corporation and subsidiary of Discovery.com, Inc.

CUSIP NO. 71676K109              Schedule 13G                  Page 3 of 8 Pages


   1.  Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

       DISCOVERY COMMUNICATIONS, INC.
       52-1737252
--------------------------------------------------------------------------------


   2. Check the Appropriate Box if a Member of a Group (See Instructions) NOT APPLICABLE

       (a) [ ]
       (b) [ ]
--------------------------------------------------------------------------------


   3.  SEC Use Only

--------------------------------------------------------------------------------


   4.  Citizenship or Place of Organization

       DELAWARE
--------------------------------------------------------------------------------


Number of        5. Sole Voting Power          0  Shares
Shares Bene-        ------------------------------------------------------------
ficially         6. Shared Voting Power        3,997,392 Shares
Owned by Each       ------------------------------------------------------------
Reporting        7. Sole Dispositive Power      0 Shares
Person With:        ------------------------------------------------------------
                 8. Shared Dispositive Power   3,997,392  Shares
                    ------------------------------------------------------------


   9.  Aggregate Amount Beneficially Owned by Each Reporting Person

       3,997,392 Shares (2)
--------------------------------------------------------------------------------


   10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

       [ ]
--------------------------------------------------------------------------------

   11. Percent of Class Represented by Amount in Row (11)

       13.7% (BASED ON 29,224,236 TOTAL SHARES OUTSTANDING AS OF JUNE 7, 2000)
--------------------------------------------------------------------------------


   12. Type of Reporting Person (See Instructions)

       CO
--------------------------------------------------------------------------------

----------------------
(2)Represents (i) 286,805 shares of common stock of the issuer owned directly by Discovery.com, Inc., a wholly-owned subsidiary of Discovery Communications, Inc. and (ii) 3,700,587 shares of common stock of the Issuer owned directly by PLDC, Inc. (f/k/a PetStore.com, Inc.), a Delaware corporation and subsidiary of Discovery.com, Inc.

CUSIP NO. 71676K109             Schedule 13G                   Page 4 of 8 Pages


ITEM 1.

    (a)  Name of Issuer

         PETS.COM, INC.
--------------------------------------------------------------------------------

    (b)  Address of Issuer's Principal Executive Offices

         945 BRYANT STREET, SAN FRANCISCO, CALIFORNIA  94103
--------------------------------------------------------------------------------

ITEM 2.

    (a)  Name of Persons Filing

         (i)  DISCOVERY.COM, INC.
         (ii) DISCOVERY COMMUNICATIONS, INC.
--------------------------------------------------------------------------------

    (b)  Address of Principal Business Office or, if none, Residence

         (i)  7700 WISCONSIN AVENUE, BETHESDA, MD 20814
         (ii) 7700 WISCONSIN AVENUE, BETHESDA, MD 20814
--------------------------------------------------------------------------------

    (c)  Citizenship

         Both of the Filing Persons are incorporated in Delaware
--------------------------------------------------------------------------------

    (d)  Title of Class of Securities

         COMMON STOCK
--------------------------------------------------------------------------------

    (e)  CUSIP Number

         71676K109
--------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
         (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
         (e) [ ] An investment adviser in accordance with Sec. 240.13d-1(b)(1)
                 (ii)(E);
         (f) [ ] An employee benefit plan or endowment fund in accordance with Sec. 240.13d-1(b)(1)(ii)(F);
         (g) [ ] A parent holding company or control person in accordance with Sec. 240.13d-1(b)(1)(ii)(G);
         (h) [ ] A savings associations as defined in Section 3(b) of the
                 Federal Deposit Insurance Act (12 U.S.C. 1813);
         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the
                 Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j) [ ] Group, in accordance with Sec.240.13d-1(b)(1)(ii)(J).

CUSIP NO. 71676K109                Schedule 13G                Page 5 of 8 Pages

ITEM 4.  OWNERSHIP.

   Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

I.  DISCOVERY.COM, INC.

    (a)  Amount beneficially owned:
         3,997,392 Shares
    (b)  Percent of class:
         13.7%
    (c)  Number of shares as to which the person has:
         (i)  Sole power to vote or to direct the vote
              286,805 Shares
         (ii) Shared power to vote or to direct the vote
              3,700,587 Shares
        (iii) Sole power to dispose or to direct the disposition of 286,085 Shares
         (iv) Shared power to dispose or to direct the disposition of 3,700,587 Shares


II. DISCOVERY COMMUNICATIONS, INC.

    (a)  Amount beneficially owned:
         3,997,392 Shares
    (b)  Percent of class:
         13.7%
    (d)  Number of shares as to which the person has:
          (i) Sole power to vote or to direct the vote
              -0- Shares
         (ii) Shared power to vote or to direct the vote
              3,997,392 Shares
        (iii) Sole power to dispose or to direct the disposition of -0- Shares
         (iv) Shared power to dispose or to direct the disposition of 3,997,392 Shares

   Instruction. For computations regarding securities which represent a right to acquire an underlying security sees Sec. 240.13d-3(d)(1).

CUSIP NO. 71676K109                Schedule 13G                Page 6 of 8 Pages

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

   Instruction.  Dissolution of a group requires a response to this item.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Discovery Communications, Inc. owns 100% of the issued and outstanding stock of Discovery.com, Inc. and therefore has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock of Pets.com, Inc. owned by Discovery.com, Inc.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         NOT APPLICABLE

ITEM 10. CERTIFICATION.

         (a) The following certification shall be included if the statement is filed pursuant toss.240.13d-1(b):

         NOT APPLICABLE

         (b) The following certification shall be included if the statement is filed pursuant toss.240.13d-1(c):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 71676K109                Schedule 13G                Page 7 of 8 Pages

                                    SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 24, 2000


                                                DISCOVERY.COM, INC.



                                                By:/s/ Mark Hollinger
                                                   -----------------------------
                                                Name:  Mark Hollinger
                                                Title: General Counsel and
                                                       Executive Vice President

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 24, 2000


                                                DISCOVERY COMMNICATIONS, INC.


                                                By:/s/ Mark Hollinger
                                                   -----------------------------
                                                Name:  Mark Hollinger
                                                Title: General Counsel and
                                                       Executive Vice President

CUSIP NO. 71676K109               Schedule 13G                 Page 8 of 8 Pages


                                                                       EXHIBIT A

                            CONSENT TO JOINT FILING

      Discovery.com, Inc. and Discovery Communications, Inc. hereby consent to the joint filing of this Schedule 13G with respect to the common stock of Pets.com, Inc. and agree that this Schedule 13G is filed on behalf of each of them.

                                          DISCOVERY.COM, INC.


DATED:  July 24, 2000                    /s/ Mark Hollinger
                                          --------------------------------------
                                          By: Mark Hollinger
                                              General Counsel and
                                              Executive Vice President

                                          DISCOVERY COMMUNICATIONS, INC.



DATED: July 24, 2000                      /s/ Mark Hollinger
                                           -------------------------------------
                                           By: Mark Hollinger
                                               General Counsel and
                                               Executive Vice President